                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

Dril-Quip (Europe) Limited, a private limited company.
Dril-Quip Asia Pacific PTE Ltd., a private limited company.
DQ Holdings PTY Ltd., a private limited company.
Dril-Quip do Brasil Ltda., a private limited company.